Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

DISCOVERY PARTNERS INTERNATIONAL, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Discovery Partners International, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

The name of the Corporation is Discovery Partners International, Inc. and the Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 11, 2000. The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware. The amendment amends the Certificate of Incorporation of the Corporation as follows:

Article I is hereby deleted in its entirety and replaced with the following:

“The name of this corporation is Infinity Pharmaceuticals, Inc.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 12th day of September, 2006.

DISCOVERY PARTNERS INTERNATIONAL, INC.

By:	/s/ Steven H. Holtzman
Name: Steven H. Holtzman
Title: Chief Executive Officer